EXHIBIT 10.1

Supply contract dated as of

September 17, 2001, between

Eastman Kodak Company and Moto Photo, Inc.

SUPPLY AGREEMENT

MOTO PHOTO / KODAK

This agreement ("Agreement"), made and effective as of September 17, 2001 (the "Effective Date"), is between Eastman Kodak Company ("Kodak") having a place of business at 343 State Street, Rochester, New York 14560 and Moto Photo, Inc. ("Moto Photo"), having a place of business at 4444 Lake Center Drive, Dayton, Ohio 45426, for the sale and purchase of certain Kodak products. This Agreement supersedes any other agreements between the parties concerning its subject matter, including a Supply Agreement of even date with this Agreement, which shall be void and have no force or effect..

TERM: The term of this Agreement shall commence on the Effective Date and shall terminate on the later of either (1) the third anniversary of the Effective Date, or (2) the date as of which Moto Photo shall have purchased 100 million square feet of Kodak photographic paper (as defined below) under this Agreement, but in no event shall this Agreement continue in force beyond the fourth anniversary of the Effective Date. This Agreement may be renewed beyond that time upon the mutual agreement of the parties.

MARKET GROWTH FUND: In consideration of Moto Photo's commitments under this Agreement, Kodak (through its Consumer Imaging and Kodak Professional Divisions) and with the cooperation of Noritsu America Corporation ("Noritsu") is giving Moto Photo the ability to earn discounts equal to the amount set forth as the market growth fund on the Price Exhibit, attached hereto as Attachment "A" ("Price Exhibit"), over the term of this Agreement as follows:

- On the Effective Date, Kodak will pay to Moto Photo the amount set forth on the Price Exhibit ("the Effective Date Cash Payment"). The Effective Date Cash Payment shall be subject to repayment by Moto Photo, as provided below in this Agreement.

- Moto Photo will receive a discount equal to the percentages stated in the Price Exhibit off the price of all products described in this Agreement purchased directly from Kodak, which will be credited to Moto Photo monthly. This market growth discount percentage is in addition to all other discounts described in this Agreement.

- Noritsu has indicated its intent to offer a discount to Moto Photo in the amounts stated in the Price Exhibit for each piece of Noritsu mini lab equipment purchased until the total amounts reaches the amount stated in the Price Exhibit.

PRODUCTS: Kodak shall supply to Moto Photo the following Kodak products throughout the term of this Agreement on the terms and conditions set forth in this Agreement:

- Kodak Photographic Paper and Chemicals

- Moto Photo agrees to purchase a minimum of 100 million square feet of photographic paper directly from Kodak's US distribution centers during the term of this Agreement

- In consideration of that commitment, Kodak will sell paper to Moto Photo at the Prices set forth on the Price Exhibit

- Moto Photo will receive a discount on all Kodak Flexicolor and Ektacolor chemicals purchased by Moto Photo at the discount percentage set forth on the Price Exhibit off catalog price.

- In addition, to promote growth of the business, Kodak will provide marketing funds in the form of a discount to Moto Photo at the percentage set forth on the Price Exhibit off of the purchase price of the above Kodak papers.

- Kodak will pay to Moto Photo an amount equal to the actual costs to Moto or its franchisees or dealers of converting from other manufacturers' photographic papers and chemicals to Kodak up to an amount set forth in the Price Exhibit for each location.

  Kodak Film and One Time Use Cameras ("OTUC")
    Moto Photo will purchase a minimum of 1.0M rolls of film and/or OTUCs per year directly from Kodak's US distribution centers.
    In consideration of that commitment, Kodak will sell the film products for the prices as set forth on the Price Exhibit.
    If Moto Photo does not meet the purchase goals, one of the following will occur at Kodak's option:
    Moto Photo will revise marketing and merchandising plans to increase sales
    Kodak would have the right to increase film prices to reflect the appropriate volumes
    Kodak Reloadable 35mm and APS Cameras
    Kodak will offer to Moto Photo and its franchisees or dealers programs to develop counter clerk incentive programs to sell Kodak reloadable 35mm and APS cameras.
    Moto Photo will have access to any ongoing seasonal Kodak reloadable 35mm and APS cameras consumer promotions.

- Kodak Batteries

- Kodak will sell batteries to Moto Photo at the prices shown on the Price Exhibit.

- Kodak Picture Makers and Media

- Moto Photo or its franchisees/dealers may purchase Kodak Picture Makers at the price set forth on the Price Exhibit.

- In addition, Moto Photo or its franchisees/dealers will receive a discount for the trade-in of other manufacturers' equipment in the amount set forth in the Price Exhibit.

- Moto Photo will be entitled to purchase Kodak media for the Picture Maker at the price set forth on the Price Exhibit.

- Moto Photo or its franchisees/dealers will receive a discount off the current price for Kodak Photo Ramps in the amount set forth on the Price Exhibit.

- Kodak On-Line Services

- Kodak will explore the possibility of offering a co-branded website in order to allow Moto Photo consumers the ability to upload their images to the internet or email their images to Moto Photo for fulfillment for in-store or at home delivery.

- Kodak will explore future growth initiatives. Any specific terms and conditions will be worked out as a specific online agreement.

- Work needs to be done to understand the compatibility and feasibility of this project.

- The parties need to determine Moto Photo's objectives, level of customization, etc.

- Sales Representative Support

- A Kodak Sales Representative will visit each individual franchisee and company-owned store at least 3 times per year to discuss ways to build the business, including:

- New products and services.

- Update's on new advertising, promotions and merchandising programs.

- A Kodak senior account executive will be assigned to supervise the Kodak relationship with Moto Photo.

- Additional Support at No Cost to Moto Photo or Its Franchisees/Dealers

- Kodak will supply a CD based promotional tool to enable Moto Photo to develop and execute exclusive customized promotions either at the headquarter level or at the individual store level.

- Kodak will offer Moto Photo the use of Spectra Marketing Systems in order to develop and execute direct marketing efforts. This can be done on an individual store basis.

- Kodak will offer Moto Photo a CD based financial training tool which can be used by individual store owners to more effectively and profitably operate their business. This could be offered through headquarters or on an individual store basis.

- Kodak will offer Moto Photo a counter clerk training program to increase in-store sales and profitability.

NEW KODAK PRODUCTS: This agreement does not cover any new photographic paper (other than Edge/Royal generation changes) or chemicals (other than generation changes), which are introduced by Kodak during the term of this Agreement. In the event that new photographic paper or chemical products are introduced during the term of this Agreement, pricing for those new products will be determined based on prices consistent with the philosophy of this Agreement for those products at the time of introduction.

PAYMENT TERMS: Payment terms will be Net 60 DOI (Date of Invoice) on the purchase of all products under this Agreement.

SHIPPING TERMS: All Kodak sensitized products ordered by Moto Photo will be shipped by Kodak to the requested location within 48 hours of receipt of orders from Moto Photo by Kodak's normal shipping methods for orders of comparable size. Shipping and handling costs will be paid by Kodak on all orders having a billing value of One Thousand Dollars ($1,000.00) or more excluding tax and calling for shipment within the continental United States.

MOTO PHOTO SYSTEM: All Kodak products being sold pursuant to this Agreement will be sold to Moto Photo directly and not to Moto Photo's franchisees or dealers, except for Picture Makers and Photo Ramps which will be sold or paid directly to franchisees and dealers. Kodak acknowledges that Moto Photo may resell products to its franchisees and/or dealers and may designate that products be shipped to such locations.

PRODUCT DIVERSION: Moto Photo and its franchises/dealers may use alternative suppliers for the types of products or services to be supplied by Kodak under this Agreement. All products purchased under this Agreement will be used by Moto Photo in the ordinary course of its own business and shall not be re-sold to other retailers, wholesalers or photofinishers, other than its authorized franchisees or dealers.

REPAYMENT OF EFFECTIVE DATE CASH PAYMENT: Should there be a "change of control" of Moto Photo and at any time thereafter, Moto Photo breaches this Agreement by terminating it without cause prior to Moto Photo's having purchased 100 million square feet of color photographic film from Kodak, in addition to any other damages for which Moto Photo will be responsible, Moto Photo will repay Kodak that portion of the Effective Date Cash Payment that bears the same proportion to the Effective Date Cash Payment as the number of square feet of Kodak brand color photographic paper Moto Photo has not purchased bears to 100 million square feet. This provision shall not be treated as a liquidated damages provision and shall not limit any other damages Kodak may be entitled to recover for any breach of the Agreement. For purposes of this provision, "change of control" shall mean that either: (a) the Cumulative Convertible Amended Series G Preferred Stock ("the Series G Stock") of Moto Photo shall have been redeemed in shares of Moto Photo voting common stock equivalent to fifty-one percent (51%) or more of the then outstanding voting common stock of Moto Photo; or (b) the holder(s) of the Series G Stock shall have exercised its right to elect a majority of the Board of Directors of Moto Photo.

GENERAL: (a) This Agreement shall be governed by and/ construed in accordance with the laws of the State of New York. (b) The terms of this Agreement will be held in confidence by both parties except to the extent required by law. (c) All notices and other communications required or permitted under this Agreement must be in writing. (d) This Agreement or any rights hereunder may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party. (e) If one or more provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. (f) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous discussions, representations, understandings, and agreements, and may not be modified or supplemented except by a written agreement signed by both parties. (g) Moto Photo represents that, as a consequence of entering into this Agreement, it shall not be in breach of any agreement with any other party. (h) Any dispute or controversy arising under or related to this Agreement will be determined by binding arbitration to be conducted in Dayton, Ohio pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

Accepted and agreed: EASTMAN KODAK COMPANY	Accepted and agreed: MOTO PHOTO, INC.
By:____/s/ Gerald P. Quindlen ____	By:___/s/ Alfred E. Lefeld_________
Title:_________________________	Title:__________________________
Date:________________________	Date: __________________________